Palomar Holdings, Inc. Announces Appointments to Executive Leadership Team

LA JOLLA, Calif., June 20, 2024 (GLOBE NEWSWIRE) -- Palomar Holdings, Inc. (NASDAQ: PLMR) (“Palomar” or the “Company”) today announced that Tim Carter has been appointed Chief People Officer, effective June 24, 2024, and Rodolphe “Rudy” Herve has been appointed Chief Operating Officer, effective July 1, 2024.

Tim Carter brings more than 20 years of executive leadership experience in human resources, operations, and sales functions. Mr. Carter has significant expertise in human capital optimization, talent acquisition and retention, learning and development, and inclusion and culture. Mr. Carter joins Palomar from LPL Financial, Inc. ("LPL") where he served for ten years as Senior Vice President, Human Resources and led talent acquisition, total rewards, and corporate real estate. Mr. Carter also launched LPL's culture transformation program. Mr. Carter previously served in leadership roles at G4S Integrated Services, Parexel, and Home Depot. Prior to his corporate roles, Mr. Carter served as a Captain in the United States Marine Corps. Mr. Carter earned a B.A. in Political Science from San Diego State University.

Rudy Herve is an experienced insurance executive with over 20 years of expertise across technology, operations, strategic transformations, and mergers and acquisitions. Mr. Herve joins Palomar from SCOR, where he served as Global Head of P&C Operations after previously holding the position of CEO of North America and Chief Transformation & Operations Officer for their Specialty Insurance division. Prior to SCOR, Mr. Herve held various leadership roles at QBE North America, leading their expansion into Specialty lines of business. Before joining the insurance industry, Mr. Herve held roles at Bain & Company, Orange Ventures and Morgan Stanley. Mr. Herve earned a Masters in Management from ESCP Europe and a Masters of Business Administration from the University of Pennsylvania’s Wharton School.

“We are thrilled to welcome Tim and Rudy to Palomar as we expand our leadership team to effectively manage our profitable growth and execute our Palomar 2X strategy,” commented Mac Armstrong, Palomar’s Chairman and Chief Executive Officer. “Our ability to attract such accomplished executives like Rudy and Tim is a testament to not only our success to date but also and more importantly the opportunity that lays ahead.  We believe Tim and Rudy’s extensive experience will be invaluable as we continue to grow and will further enhance our ability to build Palomar into a leading specialty insurer.”

About Palomar Holdings, Inc.

Palomar Holdings, Inc. is the holding company of subsidiaries Palomar Specialty Insurance Company (“PSIC”), Palomar Specialty Reinsurance Company Bermuda Ltd., Palomar Insurance Agency, Inc., Palomar Excess and Surplus Insurance Company (“PESIC”), and Palomar Underwriters Exchange Organization, Inc. Palomar's consolidated results also include Laulima Reciprocal Exchange, a variable interest entity for which the Company is the primary beneficiary. Palomar is an innovative specialty insurer serving residential and commercial clients in five product categories: Earthquake, Inland Marine and Other Property, Casualty, Fronting, and Crop. Palomar’s insurance subsidiaries, Palomar Specialty Insurance Company, Palomar Specialty Reinsurance Company Bermuda Ltd., and Palomar Excess and Surplus Insurance Company, have a financial strength rating of “A-” (Excellent) from A.M. Best.

To learn more, visit PLMR.com.

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Contact

Media Inquiries

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Jamie Lillis

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investors@plmr.com

Source: Palomar Holdings, Inc.